EXHIBIT 99.11

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”), dated the 14th day of December, 2006 (“Effective Date”), is made by and between SCPIE Holdings Inc., a Delaware corporation (“SCPIE”), on the one hand, and Joseph Stilwell, Stilwell Value LLC and Stilwell Value Partners III, L.P. (collectively, the “Stilwell Group”), on the other hand.

WHEREAS, SCPIE and the Stilwell Group have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning SCPIE’s 2007 Annual Meeting of Stockholders (including all adjournments or postponements thereof (the “2007 Annual Meeting”)), as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.        Representations and Warranties of Stilwell Group. The Stilwell Group hereby represents and warrants to SCPIE as follows:

a.            The Stilwell Group has beneficial ownership of 847,400 shares of common stock of SCPIE and has full and complete authority to enter into this Agreement and to bind the entire number of shares of the common stock of SCPIE which it holds, or may hold, including any shares purchased in the future, to the terms of this Agreement. This Agreement constitutes a valid and binding agreement of the Stilwell Group. No “affiliate” or “associate” (as such terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Stilwell Group beneficially owns any shares or rights to acquire shares of common stock of SCPIE.

b.            There are no arrangements, agreements or understandings between the Stilwell Group and SCPIE other than as set forth in this Agreement.

2.            Representations and Warranties of SCPIE. SCPIE hereby represents and warrants to the Stilwell Group, as follows:

a.            SCPIE has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by SCPIE has been duly authorized by the Board of Directors of SCPIE and requires no further Board of Directors or stockholder action. The Board of Directors of SCPIE may be referred to hereinafter as the “Board”. This Agreement constitutes a valid and binding obligation of SCPIE and the performance of its terms does not constitute a violation of its certificate of incorporation or by-laws.

b.            There are no arrangements, agreements or understandings between the Stilwell Group and SCPIE other than as set forth in this Agreement.

3.            Stilwell Group’s Prohibited Conduct. No member of the Stilwell Group or any of their affiliates, associates or other persons acting in concert with them, shall, directly or indirectly,

a.            solicit (as such term is used in the proxy rules of the Securities and Exchange Commission) proxies or consents, or participate in any manner in the solicitation of proxies or consents, from SCPIE’s stockholders to elect persons to the Board or to approve shareholder proposals,

b.            make any public statement critical of SCPIE, or its Directors or management, or in favor of any proposal opposed by the Board,

c.            initiate any litigation against SCPIE or any of its Directors or officers, except to enforce the terms of this Agreement, and duties arising out of their services as Directors,

d.            make or be the proponent of any shareholder proposal, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise,

e.            acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of SCPIE common stock generally), directly or indirectly, or retain ownership of any SCPIE common stock, if when taken together with the SCPIE common stock beneficially owned by the Stilwell Group would constitute more than 9.9% of the then outstanding shares of SCPIE; provided that “beneficial ownership” shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act,

f.             make any public announcement with respect to any proposal or offer involving, or propose to enter into, or assist or encourage any other person with respect to, directly or indirectly, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving SCPIE, or to propose as a Director any of the foregoing types of transactions,

g.            form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to SCPIE common stock,

h.            deposit any SCPIE common stock in any voting trust or subject any SCPIE common stock to any arrangement or agreement with respect to the voting of any SCPIE common stock,

i.             execute any written consent as stockholders with respect to SCPIE or its common stock, except as set forth herein,

j.             otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the stockholders, management, the Board or policies of SCPIE, other than through non-public communications with the Directors of SCPIE; provided, that, subject to clause (f) above, nothing herein shall limit Joseph Stilwell from acting in his capacity as a Director of SCPIE in accordance with his fiduciary duties at any meeting of the Board, including his ability to discuss and vote upon the items in clause (f) above,

k.            seek, alone or in concert with others, (i) to call a meeting of stockholders, (ii) representation on the Board of SCPIE or its subsidiaries, except as set forth herein, or (iii) the removal of any member of the SCPIE Board or any of its subsidiaries, except if any such action mentioned in this clause (k) is approved by the SCPIE Board as a result of a majority vote of the Directors other than Stilwell,

l.	make any publicly disclosed proposal regarding any of the foregoing,

m.           publicly make any request to amend, waive or terminate any provision of this Agreement,

n.            advise, finance, assist or encourage any other person or entity in connection with any of the foregoing, or

o.            otherwise take, or cause others to take, any action inconsistent with any of the foregoing.

4.            Voting at Meetings of Stockholders. The Stilwell Group shall vote all of the shares of SCPIE common stock beneficially owned by its members for each of SCPIE’s nominees for election to the SCPIE Board and, in other matters, in accordance with the recommendation of the SCPIE Board, or, if so directed by the Board, pro rata with all other stockholders.

5.            Directorships and Committees. SCPIE agrees that Joseph Stilwell (“Stilwell”) will be appointed to the Board of SCPIE, effective January 15, 2007, and in accordance with the following terms:

a.            Stilwell will be appointed to the Class of Directors of SCPIE whose terms expire at the 2007 Annual Meeting and to the Strategic Planning Committee of the SCPIE Board.

b.            Stilwell will be entitled to receive the identical compensation and benefits being paid to the other non-employee Directors of SCPIE.

c.            No member of the Stilwell Group shall accept any incentive or compensation that would influence any member of the Stilwell Group to recommend that SCPIE enter into a transaction for the sale of SCPIE or to recommend any other significant initiative affecting SCPIE and its stockholders. For purposes of this subparagraph 5(c), neither an increase in the value of the Stilwell Group’s holdings in SCPIE shares nor any fees earned by Stilwell in connection with managing his limited partnerships shall constitute an incentive or compensation hereunder.

d.            SCPIE and its Board agree to nominate and support Stilwell for re-election to the Board of SCPIE at the 2007 Annual Meeting for a term that expires at the 2010 Annual Meeting of Stockholders.

6.             Litigation. During the term of this Agreement, SCPIE will not, directly or indirectly, initiate any litigation against the Stilwell Group, except to enforce the terms of this Agreement and duties arising out of Stilwell’s service as a Director.

7.            Dispositions. The Stilwell Group agrees that any disposition of shares of common stock of SCPIE will be made in open market transactions in a manner designed to effect an orderly disposition of such shares. The Stilwell Group further agrees that it will not transfer or dispose of any shares of SCPIE common stock if, as a result of such disposition or transfer, to the knowledge of any member of the Stilwell Group, the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquiror is a party, immediately following such acquisition, 5% or more of the SCPIE common stock then outstanding.

8.            Certification of Ownership. The Stilwell Group shall, upon request of SCPIE, certify to SCPIE as to the amount of shares it beneficially owns.

9.	Termination.

a.            This Agreement shall terminate and Stilwell shall immediately tender his resignation from the Board of SCPIE, if requested by the Board of SCPIE as a result of a majority vote of the Directors other than Stilwell in favor of such resignation by the Board of SCPIE, upon the earliest of (i) the Stilwell Group having beneficial ownership of less than five percent of the outstanding shares of common stock of SCPIE; (ii) any person becoming the beneficial owner of more than 50% of SCPIE’s voting stock, including as a result of any merger, acquisition or other type of business combination; (iii) the death or incapacity of Joseph Stilwell; (iv) the third anniversary of the Effective Date; and (v) the dissolution, merger or any other transaction which results in the failure of Stilwell Value LLC or Stilwell Value Partners III, L.P. to exist as a legal entity; provided that, with respect to the preceding clause (v), at the option of SCPIE, this Agreement shall be binding on their respective successors and it shall be a condition of such dissolution or other transaction that such successor so agree.

b.            This Agreement shall terminate if Stilwell resigns from the Board. If Stilwell resigns from the Board prior to January 1, 2008, then, notwithstanding the provisions of paragraph 3(k)(ii), the Stilwell Group shall not be precluded hereunder from duly noticing an intent to nominate Directors for SCPIE’s 2008 Annual Meeting of Stockholders, if the deadline for such notice falls before January 1, 2008.

c.            If this Agreement terminates prior to January 1, 2008, then paragraphs 3, 4 and 12 through 24 shall survive and remain effective until January 1, 2008.

d.            If Stilwell is required to resign from the Board pursuant to sub-paragraph 9(a), then any public announcement of such resignation by the parties hereto shall state that such resignation is being tendered pursuant to the terms hereof and not as a result of any disagreement with the Board or management of SCPIE. Notwithstanding the foregoing sub-paragraph 9(a), the Stilwell Group’s obligations under this paragraph 9 shall not be triggered if it becomes the beneficial owner of less than five percent of the outstanding common stock of SCPIE as the result of an issuance of common stock by SCPIE which, by increasing the number of shares outstanding, decreases the proportionate number of shares beneficially owned by the Stilwell Group; provided, however, that if the Stilwell Group shall become the beneficial owner of less than five percent of the common stock of SCPIE then outstanding by reason of a share issuance by SCPIE and shall, after such share issuance by SCPIE, sell or dispose of a proportionate amount of SCPIE common stock that would have otherwise lowered the Stilwell Group’s percentage ownership of SCPIE to less than 5% of the number of shares of common stock of SCPIE outstanding as of the Effective Date, then the Stilwell Group’s obligations under this paragraph 9 shall be triggered.

e.            The Stilwell Group hereby forever waives and releases, and covenants not to sue, any of SCPIE’s current Directors or current Officers, for any claim or cause of action based on any act, omission, or failure to act by SCPIE’s current Directors or current Officers, which occurred prior to the Effective Date, however, this waiver and release and covenant not to sue does not include the right to sue to enforce the terms of this Agreement and does not extend to acts which are criminal. The Stilwell Group is not aware of the existence of any claims it currently possesses against SCPIE. The Stilwell Group also agrees that no member of the Stilwell Group will make any public statement which directly or indirectly impugns the character, integrity or personal reputation of any of SCPIE’s current Directors. The release contained above shall survive the termination of the Agreement.

10.          Public Announcement. The parties shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release in a form reasonably satisfactory to Stilwell; provided, however, neither party shall disclose the existence of this Agreement until the press release is issued. Stilwell shall be deemed to have approved and consented to the public disclosure of the press release attached hereto as Attachment A for all purposes under this Agreement.

11.          Material Nonpublic Information. In connection with this Agreement and the Stilwell Group’s ongoing relationship with SCPIE, there may be instances in which material nonpublic information concerning SCPIE will be divulged to members of the Stilwell Group or its affiliates or associates who are not at that time members of the SCPIE Board by SCPIE, Stilwell or other SCPIE representatives or agents. The Stilwell Group expressly acknowledges that federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Stilwell Group further acknowledges that Stilwell will be subject to SCPIE’s insider trading and disclosure policies, as in effect from time to time, at any time while he is on the Board to the same extent as the other Directors of SCPIE. To the extent SEC Regulation FD may apply, in accordance with Section 243.100 (2)(ii) of Regulation FD, the Stilwell Group expressly agrees to maintain material nonpublic information concerning SCPIE in confidence.

12.          Remedies. SCPIE and the Stilwell Group acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity. In the event either party institutes any legal action to enforce such party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

13.          Notices. All notice requirements and other communications shall be deemed given when delivered or on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, addressed to the Stilwell Group and SCPIE as follows:

SCPIE:

SCPIE Holdings Inc.
1888 Century Park East
Los Angeles, CA 90067
Attention: General Counsel

With a copy to:

Milton A. Miller, Esq.
Latham & Watkins LLP
633 W. 5th Street, Suite 4000
Los Angeles, CA 90071

The Stilwell Group:

Mr. Joseph Stilwell
26 Broadway, 23rd Floor
New York, New York 10004

With a copy to:

Spencer L. Schneider, Esq.
70 Lafayette Street
New York, NY 10013

14.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

15.          Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.          Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

17.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

18.          Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19.          Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

20.          Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

21.          Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

22.          Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

23.          Consent to Jurisdiction. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal or state court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

24.          Expenses. Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCPIE HOLDINGS INC.

/s/ Donald J. Zuk
By:

JOSEPH STILWELL

/s/ Joseph Stilwell

STILWELL VALUE LLC

/s/ Joseph Stilwell
By:	JOSEPH STILWELL Managing and Sole Member

STILWELL VALUE PARTNERS III, L.P.

/s/ Joseph Stilwell
By:	STILWELL VALUE LLC General Partner, by Joseph Stilwell, Managing and Sole Member